Exhibit 23(a), Form 10-K
                                                       Kansas City Life
                                                       Insurance Company


                     Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Kansas City Life Insurance Company (the Company) of our report dated January 26, 1998 included in the 1997 Annual Report to Shareholders of Kansas City Life Insurance Company.

Our audits also included the financial statement schedules of Kansas City Life Insurance Company listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-97351) pertaining to the Savings and Investment Plan of Kansas City Life Insurance Company of our report dated January 26, 1998 with respect to the consolidated financial statements incorporated by reference and schedules of Kansas City Life Insurance Company included in the Annual Report (Form 10-K) for the year ended December 31, 1997.



                                                /s/  Ernst & Young LLP

Kansas City, Missouri
March 23, 1998